Exhibit 99.1

RH REPORTS Fourth QUARTER AND FiscAl 2017 FINANCIAL RESULTS

Corte Madera, CA – March 27, 2018 – RH (NYSE:RH) today announced fourth quarter and fiscal 2017 results and RH Chairman & Chief Executive Officer, Gary Friedman, provided an update on the Company’s continued evolution and outlook.

RH leadership will host a Q&A conference call at 2:00 p.m. PT (5:00 p.m. ET) today.

Fourth Quarter Highlights

•	GAAP net revenues of $670.3 million, an increase of 14% versus last year.

•	Adjusted net revenues of $669.7 million, an increase of 13% versus last year.

•	GAAP net income of $0.3 million, inclusive of a $33.7 million goodwill impairment related to Waterworks.

•	Adjusted net income of $43.3 million, an increase of 55% versus last year.

•	GAAP diluted earnings per share of $0.01 compared to $0.23 last year.

•	Adjusted diluted earnings per share of $1.69, an increase of 149% versus last year.

•	Free cash flow of $129.5 million versus $24.4 million last year.

Fiscal Year Highlights

•	GAAP and adjusted net revenues of $2.44 billion, an increase of 14% versus last year.

•	GAAP net income of $2.2 million compared to $5.4 million last year.

•	Adjusted net income of $89.2 million, an increase of 72% versus last year.

•	GAAP diluted earnings per share of $0.07 compared to $0.13 last year.

•	Adjusted diluted earnings per share of $3.05, an increase of 140% versus last year.

•	Merchandise inventories of $527.0 million, a decrease of 30%, versus $752.3 million last year.

•	Free cash flow of $432.8 million.

•	The Company repurchased 20.2 million shares of common stock in fiscal 2017 at an average price of $49.46.

To Our People, Partners, and Shareholders,

Our fourth quarter results continue to demonstrate the earnings power of our new membership model and a dramatically more efficient operating platform. Adjusted net revenues increased 13% to $670 million, with adjusted net income reaching a record $43 million, up 55% versus a year ago. Adjusted diluted earnings per share were $1.69, a 149% increase versus last year, and the Company generated nearly $130 million of free cash flow in the quarter.

2017 - The Year of Execution, Architecture and Cash

2017 was the year of execution, architecture and cash at RH. Our efforts were focused on executing our new membership model, architecting a new operating platform and maximizing cash flow by increasing revenues and earnings, and decreasing inventory and capital spending.

With 95% of our core RH business driven by members, we can confidently declare our move from a promotional to membership model a success. Membership has enhanced our brand, streamlined our operations and vastly improved the customer experience. We’ve made significant progress redesigning our operating platform, inclusive of closing two distribution centers, simplifying our reverse logistics and outlet model, and reducing inventory by $225 million, or 30% versus a year ago. Our focus on cash resulted in the Company generating $433 million in free cash flow in 2017, enabling the repurchase of 20.2 million shares of RH stock, which we believe will continue to be an excellent allocation of capital for the long term benefit of our shareholders.

We ended the year with $339 million of aggregate debt, outside of the convertible notes that are due June 2019 and June 2020. Based on forecasted free cash flow in excess of $250 million in 2018, and our outlook for 2019 and beyond, our current plan is to repay the convertible notes in cash to minimize dilution. As a result of our rapidly improving balance sheet and the continued strong performance of our business, we find ourselves with multiple attractive financing options available to us, and expect further improvement to our balance sheet and capital structure in the year ahead.

We continued our quest to revolutionize physical retailing in 2017 as we opened RH Toronto and RH West Palm, our second and third locations with integrated cafés, wine vaults and barista bars. We have demonstrated our ability to replicate the success of our first integrated hospitality experience at RH Chicago, The Gallery at the Historic 3 Arts Club, which Instagram reported as the 7th most Instagrammed café in the country last year. Wedding proposals in the 3 Arts Café have now exceeded 50 since we opened our doors in October of 2015 and we continue to have a line that forms around the block on weekends before opening. We previously announced that the 3 Arts Café exceeded $5 million in revenues in 2016, its first full year of operation, and we are delighted to report that it has comped positive since, as we refine our menus and improve execution. These numbers would be impressive for any restaurant, but are especially so for a café in the middle of a furniture store, with no exterior signage, a limited all day menu, no bar, and last seating at 8pm.

We could not be more pleased with the early results being generated in both Toronto and West Palm, neither of which was initially designed with hospitality.  In both cases, due to the success of Chicago, we delayed construction and creatively found a way to integrate our hospitality offering into the Galleries. Nonetheless, RH Toronto’s hospitality offering, with limited seating, and no wine vault, is tracking slightly below Chicago’s first year numbers adjusting for the exchange rate.  RH West Palm, where we were able to test our first rooftop restaurant, is turning out to be our most successful.  Our West Palm hospitality offering is trending 35% ahead of Chicago’s year one numbers, and is on track to exceed $7 million in 2018.

We never had a goal of opening high volume restaurants but rather provide an amenity for our clients who spend hours in our showrooms designing their homes.  Our secondary goal was to drive incremental traffic into our Galleries, with the hope that some of the visitors who might have never entered a furniture store would be moved by the environment and inspired to reimagine their life at home.   I’m pleased to report that our initial foray into food and beverage with RH President of Hospitality Brendan Sodikoff, and his team, has far exceeded our expectations on every level, generating publicity, traffic, and an incremental sales lift in our Galleries.  We will continue to aggressively invest in building a world class hospitality platform that we believe will render the RH brand more unique and valuable.

2018 - A Continued Focus on Execution, Architecture and Cash

In 2018, we will continue our focus on execution, architecture and cash. We will once again hold ourselves back from adding new businesses outside of our ongoing investments in RH Hospitality as we work to design an operating platform that aligns with and amplifies our luxury positioning, inclusive of continued work on our distribution center network redesign, reverse logistics and outlet redesign, and the reconceptualization of home delivery. As discussed at our Investor Day, we will remain focused on optimizing the profitability of our new platform, and will be managing the business in 2018 with a bias for earnings versus revenue growth. We will restrain ourselves from chasing low quality revenues as others are doing in our industry, and instead focus on building a superior operating model that will enable us to compete and win over the long term. It is clear to us, as we witness the continued failures of high growth - no profit, online pure plays, and the declining operating margins of traditional retailers, that the complexities and costs of scaling a furniture business will favor those who control their brand from concept to customer, have an integrated platform with superior logistics, and offer the customer both a compelling physical and digital experience. The road of endless promotions, free shipping, an unnatural shift to online, and a shrinking store base, is resulting in broken and unsustainable retail models. We prefer the road less traveled by, and like Robert Frost, believe it will make all the difference.

As you can see in our outlook, due to the above mentioned priorities, we are forecasting a more conservative view of revenue growth, yet are raising our expectations for strong earnings growth in 2018. Our adjusted operating margins are now forecasted to be in an industry-leading range of 9.2% to 10.2%, while generating free cash flow in excess of $250 million. Adjusted gross margins are expected to increase 260 to 340 basis points as we cycle our SKU rationalization and inventory reduction efforts from last year.  We’ve meaningfully raised our adjusted net income outlook to a range of $145 to $165 million, an increase of 63% to 85% over last year, and versus our prior guidance of $125 to $145 million, reflecting the benefits of a more efficient operating platform with an expected tax rate of 26%.

We plan to open four new Galleries in 2018, Portland, Nashville, Yountville and New York, the latter three with integrated cafés, wine vaults and barista bars. The Nashville Gallery is our first attempt to replicate the architecture and layout of RH Chicago, with a central courtyard café that features a soaring steel and glass atrium where you will dine under heritage olive trees while listening to the sounds of trickling fountains. RH New York is a six level shopping experience connected by a grand staircase that features the art installation “Rain”, by the renowned Los Angeles artist, architect, and designer Allison Berger, a dramatic central atrium with stacked cast iron columns, and a glass elevator that lifts you up to a rooftop café encased in a glass box, and surrounded by a beautiful landscaped park with all day sunshine and incredible views of downtown. RH New York, The Gallery in the Historic Meatpacking District, provides us the rare opportunity, in arguably the most important city in the world, to develop a ground up retail experience like no other, and will prove to be worth the wait.

2019 - A Pivot to High Quality, Sustainable Growth

Our plan is to pivot the Company back to growth in 2019 by returning to our product and business expansion strategy and reaccelerating our real estate transformation.

We plan a return to our product and business expansion strategy in 2019, which has been on hold as we focused on our move to membership and the architecture of a new operating platform. We have several new business and brand extension plans in our pipeline, and look forward to unveiling them beginning next year.

We have also developed a new prototype Design Gallery that will enable us to more quickly place our disruptive product assortment and immersive retail experience into the market. The new prototype is based on key learnings from a number of our recent Gallery openings and will range in size from 33,000 square feet inclusive of our integrated hospitality experience to 29,000 square feet without, and will represent our assortments from RH Interiors, RH Modern, RH Baby&Child, RH Teen and RH Outdoor. Due to the reduced square footage and efficient design, these new Galleries will be significantly more capital efficient with less time and cost risk. We anticipate these new Galleries will represent approximately two thirds of our target markets and enable us to ramp from 3 to 5 new Galleries per year to a pace of 5 to 7. We will continue to develop and open larger Bespoke Design Galleries in the top metropolitan markets, and indigenous Bespoke Galleries in the best second home markets where the wealthy and affluent visit and vacation. Examples include the Hamptons, Aspen, Palm Beach, and the Napa Valley, among others. This summer we are opening RH Yountville, the Gallery in the Napa Valley. We’ve developed an experience reflective of the local culture, integrating food, wine, art, and design into an immersive compound that will connect visitors and residents to our unique and authentic point of view, while positioning RH as a taste and design authority.

Additionally, we are continuing to evolve from a leasing to a development model that will reduce our occupancy costs and increase our return on capital. We currently have two projects, Yountville, CA, and Edina, MN, under construction using this new model and have an additional five projects in the development process.

We are introducing an Intermediate and Long Term Outlook with expectations for accelerated revenue growth and continued margin expansion. By cycling the significant start-up costs from RH Hospitality, neutralizing the earnings drag from Waterworks, benefitting from the continued cost savings of our new operating platform, and leveraging the gain we expect from our real estate transformation, we now have a clear path to operating margins in the low to mid-teens by 2021.

We remain confident in our long term goal of $4 to $5 billion in North American revenues with industry leading operating margins and returns on invested capital. We also believe there is tremendous potential for the RH brand internationally, and we continue to explore opportunities to open our first Gallery in London.

Building a Brand with No Peer and a Customer Experience That Cannot Be Replicated Online

We do understand that many of the strategies we are pursuing — opening the largest specialty retail experiences in our industry while most are shrinking the size of the retail footprint or closing stores; moving from a promotional to a membership model, while others are increasing promotions, positioning their brands around price versus product; continuing to mail inspiring Source Books, while many are eliminating catalogs; and refusing to follow the herd in self-promotion on social media, instead allowing our brand to be defined by the taste, style, design and quality of the products and experiences we are creating — are all in direct conflict with conventional wisdom and the plans being pursued by many in our industry.

We believe when you step back and consider: one, we are building a brand with no peer; two, we are creating a customer experience that cannot be replicated online; and three, we have total control of our brand from concept to customer, you realize what we are building is extremely rare in today’s retail landscape, and, we would argue, will also prove to be very valuable.

In closing, we are deeply grateful for our people and partners whose passion and persistence bring our vision and values to life each day, as we pursue our quest to become one of the most admired brands in the world.

Carpe Diem,

Gary

Gary Friedman

Chairman and Chief Executive Officer

Fiscal 2018 Outlook

•

Net revenues in the range of $2.53 to $2.57 billion, representing growth of 5% to 7% on a comparable 52-week vs. 52-week basis. The Company’s net revenue outlook is approximately $50 million lower than its prior expectations due to its decision to delay the opening of its New York Design Gallery (now scheduled for Fall 2018) and the Company’s first Guesthouse (now scheduled for Spring 2019) as a result of the ongoing disruption from the city’s street and infrastructure construction in the Meatpacking District. Additionally, the Company does not plan to launch any new businesses in 2018 outside of RH Hospitality while it remains focused on designing an operating platform that aligns with and amplifies its luxury positioning.

•	Adjusted gross margin in the range of 37.7% to 38.5% and adjusted SG&A as a percentage of revenue in the range of 28.3% to 28.5%.

•

Adjusted operating margin in the range of 9.2% to 10.2%, an increase versus the Company’s prior expectations for adjusted operating margin of 9.0% to 10.0%, due to continued benefits from efforts to architect a simplified and more efficient operating platform and despite the negative impact from the delay of the New York Gallery and Guesthouse.

•

Adjusted net income in the range of $145 to $165 million, up 63% to 85% versus last year, and an increase compared to the Company’s prior guidance range of $125 to $145 million, reflecting benefits from a more efficient operating platform, and a tax rate of approximately 26%.

•	Adjusted earnings per share in the range of $5.45 to $6.20 based on diluted shares outstanding of approximately 26.6 million.

•	Net capital expenditures in the range of $75 to $85 million versus $112 million in fiscal 2017.

•	Merchandise inventories in the range of $450 to $475 million, down 10% to 15% versus last year.

•	Free cash flow in excess of $250 million.

First Quarter Outlook

•	Net revenues in the range of $555 to $565 million, reflecting an approximate 5 point negative impact from cycling last year’s inventory optimization efforts.

•	Adjusted gross margin in the range of 36.4% to 36.8% and adjusted SG&A as a percentage of revenue in the range of 28.7% to 28.8%.

•	Adjusted operating margin in the range of 7.6% to 8.1%.

•	Adjusted operating income in the range of $42 to $46 million.

•	Adjusted net income in the range of $24 to $27 million.

•	Adjusted earnings per share in the range of $0.95 to $1.05 based on diluted shares outstanding of approximately 25.5 million.

Intermediate and Long Term Targets

•

The Company plans to pivot towards revenue growth in fiscal 2019, by accelerating its disruptive real estate transformation and returning to its product and business expansion strategy, which has been on hold while architecting its new operating platform. Net revenue growth is expected to reaccelerate to a range of 8% to 12%.

•

As the Company continues to gain benefits from its move to membership, a simplified and more efficient operating platform and cycles the current investment drag from its hospitality initiatives, operating margins are now expected to reach the low to mid-teens by 2021.

Q&A Conference Call Information

Accompanying this release, RH leadership will host a live question and answer conference call at 2:00 p.m. PT (5:00 p.m. ET).  Interested parties may access the call by dialing (866) 394-6658 (United States/Canada) or (706) 679-9188 (International). A live broadcast of the question and answer session conference call will also be available online at the Company’s investor relations website, ir.rh.com. A replay of the question and answer session conference call will be available through April 9, 2018 by dialing (855) 859-2056 or (404) 537-3406 and entering passcode 6199665, as well as on the Company’s investor relations website.

Tax Reform

The United States enacted the Tax Cuts and Jobs Act (the “Tax Act”) on December 22, 2017. The new legislation contains several key tax provisions that affect RH and, as required, we have included reasonable estimates of the income tax effects of the changes in tax law and tax rate in our fiscal 2017 financial results. Since the Tax Act was passed in the fourth quarter of fiscal 2017, we consider the accounting for the transition tax, deferred tax re-measurements, and other items to be provisional as the charge may be adjusted due to changes in interpretations and assumptions we have made, guidance that may be issued, and actions we may take as a result of the tax legislation. We expect to finalize our estimates within the one-year measurement period allowed by the SEC. Our provision for income taxes in fiscal 2017 included $7.0 million of income tax expense as a result of the Tax Act, including $6.0 million for the provisional re-measurement of our net deferred tax assets for the reduction in the U.S. corporate income tax rate from 35% to 21% and a $1.0 million charge for our provisional estimate of the transition tax. The provisional tax related impact of tax reform has been excluded from our adjusted tax rate for the fourth quarter and fiscal 2017.

Non-GAAP Financial Measures

To supplement its condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses the following non-GAAP financial measures: adjusted net revenue, adjusted net income, adjusted diluted earnings per share, free cash flow and adjusted operating margin (collectively, “non-GAAP financial measures”). We compute these measures by adjusting the applicable GAAP measures to remove the impact of certain recurring and non-recurring charges and gains and the tax effect of these adjustments. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the non-GAAP financial measures, including similarly titled measures, used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the federal securities laws, including statements related to: our future financial outlook and guidance for the first quarter of fiscal 2018, for the fiscal year 2018 and for intermediate and long term timeframes, including our guidance and outlook with respect to net revenues, adjusted net revenues, adjusted net income, adjusted diluted earnings per share, adjusted gross margin, operating margins, adjusted operating margins, free cash flow, expected tax rate, anticipated diluted shares outstanding, inventories, net capital expenditures and net revenue growth; various estimates of diluted shares outstanding and adjusted diluted earnings per share based on assumptions about average stock prices; assumptions regarding the potential future stock price of our common stock and expectations concerning stock price appreciation; the impact of stock price and other factors like option exercise levels on estimated diluted shares outstanding and on our effective tax rate; the estimated reduction in adjusted net revenues as a result of the delayed opening of the New York Design Gallery and the New York Guesthouse; the anticipated benefits from the closing of two of our distribution centers including our ability to improve our results by servicing our business from two coastal distribution centers; estimated cost savings and margin enhancement associated with the pending completion of our redesign of reverse logistics and Outlet business; our ability to drive growth and position ourselves as the leading luxury interior design platform in the country; the anticipated timing of the opening our New York Design Gallery and our New York Guesthouse; our continued operation of our Flatiron Gallery; our belief that our stock repurchases in fiscal 2017 will continue to be an excellent allocation of capital for the long-term benefit for our shareholders; our plan to pay down our convertible notes from cash to minimize dilution; our belief that, based on the rapid improvement in our balance sheet and the continuing strong performance of our business under the membership model, we currently have multiple attractive financing options available to us; our expectation of further improvement in our balance sheet and capital mix in the year ahead; our belief that our new prototype for Design Galleries for certain markets can be completed in a faster timeframe and at lower development costs than some of our other new Design Galleries that we have already introduced; our focus on optimizing the profitability of our new platform and managing the business with a bias for earnings versus revenue growth in 2018; our expectations for a return to increased rates of revenue growth in 2019; our expectations concerning product and business expansion beginning in 2019; our objective to increase the pace of new Gallery openings from 3 to 5 per year to 5 to 7 per year; the benefits of building a multi-channel platform with a compelling physical experience and a superior logistics network; our expectation that margins will rise and costs will fall as we cycle our efforts to reduce inventory and benefit from our new operating model; our expectations for free cash flow in 2018 and that inventory will be a source of cash in fiscal 2018; anticipated lower real estate capital expenditures as we move from a leasing to a development model, where we recoup our investments through a sale-leaseback arrangement; the range of benefits to our operating model and margins from moving to a membership model including our expectation that factors relating to our membership model will contribute to improved financial performance through higher conversion of demand into revenue, improved margins and lower costs across our operating platform, as well as an overall improvement in our customer experience; the benefits of the simplification of our business model; our potential for the RH brand internationally and our opportunities to open a Gallery in London; our building of a rare and valuable company and a brand with no peer and a customer experience that cannot be replicated online; our expectation of reaching our long term goal of $4 billion to $5 billion in North American revenues with industry leading operating margins, and returns on invested capital; any financial or operational factors or results that are described as short term, one-time, non-recurring or unusual including the delay in opening of our Design Gallery in New York and the impairment of goodwill associated with the acquisition of Waterworks (as similar operational or financial factors may adversely affect the Company’s future results including as a result of charges, costs and other items that may occur in one or more subsequent financial reporting periods); our financial results for fiscal 2017 and the fourth quarter of fiscal 2017 are preliminary unaudited results and are subject to adjustment based upon completion of the audit of our financial statements for the fiscal year ended February 3, 2108; anticipated impact of the Tax Act on our business and tax rate, our ability to replicate the success of our integrated hospitality experience in connection with the opening of new Design Galleries, and any statements or assumptions underlying any of the foregoing. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. Important risks and uncertainties that could cause actual results to differ materially from our expectations or the assumptions set forth in this release include, among others, our ability to retain key personnel; successful implementation of our growth strategy; the ongoing operating challenges of our Waterworks business; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the impact on consumer confidence and spending; changes in customer demand for our products; our decisions concerning the allocation of capital; decisions concerning the allocation of capital including the extent to which we repurchase additional shares of our common stock which will affect shares outstanding and EPS; factors affecting our outstanding convertible senior notes or other forms of our indebtedness; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; risks related to the number of new business initiatives we are undertaking; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to “conflict minerals” compliance and its impact on sourcing, if any, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About RH

RH (NYSE:RH) is a curator of design, taste and style in the luxury lifestyle market. The Company offers collections through its retail galleries, Source Books, and online at RH.com, RHModern.com, and Waterworks.com.

Contact

Cammeron McLaughlin

SVP, Investor Relations and Strategy

(415) 945-4998

cmclaughlin@rh.com

RH

REVENUE METRICS

(Unaudited)

	Three Months Ended
	February 3, 2018	January 28, 2017
Stores as a percentage of net revenues	54%	52%
Direct as a percentage of net revenues	46%	48%
Growth in net revenues:
Stores	18%	-4%
Direct	10%	-15%
Total	14%	-9%
Comparable brand revenue growth	2%	-18%

Note: The fourth quarter of fiscal 2017 consisted of 14-weeks compared to 13-weeks for the prior year. The 14th week added approximately $36 million in net revenues to the quarter and the year. Excluding the 14th week, net revenues increased 7% during the fourth quarter of fiscal 2017. Because fiscal 2017 was a 53-week year, comparable brand revenue growth for fiscal 2017 excludes the extra week of sales. See the Company’s most recent Form 10-K and Form 10-Q filings for the definitions of stores, direct, and comparable brand revenue.

RH

RETAIL GALLERY METRICS

(Unaudited)

As of February 3, 2018, the Company operated a total of 83 retail Galleries consisting of 16 Design Galleries (10 next generation Design Galleries and 6 larger format Design Galleries), 47 legacy Galleries, 1 RH Modern Gallery and 4 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K. This compares to a total of 85 retail Galleries consisting of 14 Design Galleries (8 next generation Design Galleries and 6 larger format Design Galleries), 50 legacy Galleries, 1 RH Modern Gallery and 5 RH Baby & Child Galleries throughout the United States and Canada, and 15 Waterworks showrooms throughout the United States and in the U.K., as of January 28, 2017.

In addition, as of February 3, 2018, the Company operated 32 outlet stores compared to 28 as of January 28, 2017.

	Three Months Ended
	February 3, 2018		January 28, 2017
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	84	944	85	884
Retail Galleries opened:
West Palm Design Gallery	1	46.5	—	—
Seattle Design Gallery	—	—	1	35.7
Pittsburgh Gallery	—	—	1	6.0
Retail Galleries closed:
West Palm legacy Gallery	(1)	(7.1)	—	—
West Palm Baby & Child Gallery	(1)	(2.5)	—	—
Seattle legacy Gallery	—	—	(1)	(8.1)
Pittsburgh legacy Gallery	—	—	(1)	(5.7)
End of period	83	981	85	912

Weighted-average leased selling square footage		943		906
% Growth year over year		4%		26%

	Twelve Months Ended
	February 3, 2018		January 28, 2017
	Store Count	Total Leased Selling Square Footage	Store Count	Total Leased Selling Square Footage
		(in thousands)		(in thousands)
Beginning of period	85	912	69	725
Waterworks Showrooms acquired	—	—	15	51.0
Retail Galleries opened:
Toronto (Yorkdale) Design Gallery	1	43.3	—	—
West Palm Design Gallery	1	46.5	—	—
Waterworks Boston Showroom	1	5.0	—	—
Leawood Design Gallery	—	—	1	33.5
Austin Design Gallery	—	—	1	39.6
Las Vegas Design Gallery	—	—	1	47.6
Seattle Design Gallery	—	—	1	35.7
Pittsburgh Gallery	—	—	1	6.0
Waterworks San Francisco Showroom	—	—	1	5.8
Retail Galleries closed:
Toronto (Bay View) legacy Gallery	(1)	(6.0)	—	—
Toronto (Yonge Street) legacy Gallery	(1)	(8.6)	—	—
West Palm legacy Gallery	(1)	(7.1)	—	—
West Palm Baby & Child Gallery	(1)	(2.5)	—	—
Waterworks Boston	(1)	(2.1)	—	—
Kansas City legacy Gallery	—	—	(1)	(9.9)
Austin legacy Gallery	—	—	(1)	(6.2)
Seattle legacy Gallery	—	—	(1)	(8.1)
Pittsburgh legacy Gallery	—	—	(1)	(5.7)
Waterworks San Francisco (Kansas Street) Showroom	—	—	(1)	(2.0)
End of period	83	981	85	912
% Growth		8%		26%

Weighted-average leased selling square footage		916		802
% Growth		14%		25%

See the Company’s most recent Form 10-K and Form 10-Q filings for square footage definitions.

Total leased square footage as of February 3, 2018 and January 28, 2017 was 1,318,000 and 1,242,000, respectively.

Weighted-average leased square footage for the three months ended February 3, 2018 and January 28, 2017 was 1,275,000 and 1,235,000, respectively.

Weighted-average leased square footage for the year ended February 3, 2018 and January 28, 2017 was 1,248,000 and 1,108,000, respectively.

Retail sales per leased selling square foot for the three months ended February 3, 2018 and January 28, 2017 was $322 and $287, respectively.

Retail sales per leased selling square foot for the year ended February 3, 2018 and January 28, 2017 was $1,270 and $1,285, respectively.

RH

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended				Twelve Months Ended
	February 3, 2018	% of Net Revenues	January 28, 2017	% of Net Revenues	February 3, 2018	% of Net Revenues	January 28, 2017	% of Net Revenues
Net revenues	$670,295	100.0%	$586,706	100.0%	$2,440,174	100.0%	$2,134,871	100.0%
Cost of goods sold	411,622	61.4%	390,052	66.5%	1,591,107	65.2%	1,455,084	68.2%
Gross profit	258,673	38.6%	196,654	33.5%	849,067	34.8%	679,787	31.8%
Selling, general and administrative expenses	189,553	28.3%	169,544	28.9%	717,766	29.4%	626,751	29.3%
Income from operations	69,120	10.3%	27,110	4.6%	131,301	5.4%	53,036	2.5%
Other expenses
Interest expense—net	17,074	2.6%	11,954	2.0%	62,570	2.6%	44,482	2.1%
Goodwill impairment	33,700	5.0%	—	—%	33,700	1.4%	—	—%
Loss on extinguishment of debt	—	—%	—	—%	4,880	0.2%	—	—%
Total other expenses	50,774	7.6%	11,954	2.0%	101,150	4.2%	44,482	2.1%
Income before income taxes	18,346	2.7%	15,156	2.6%	30,151	1.2%	8,554	0.4%
Income tax expense	18,085	2.7%	5,720	1.0%	27,971	1.1%	3,153	0.1%
Net income	$261	—%	$9,436	1.6%	$2,180	0.1%	$5,401	0.3%

Weighted-average shares used in computing basic net income per share	21,418,283		40,803,626		27,053,616		40,691,483
Basic net income per share	$0.01		$0.23		$0.08		$0.13

Weighted-average shares used in computing diluted net income per share	25,666,174		41,000,760		29,253,208		40,926,840
Diluted net income per share	$0.01		$0.23		$0.07		$0.13

RH

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
GAAP net income	$261	$9,436	$2,180	$5,401
Adjustments (pre-tax):
Net revenues:
Recall accrual [a]	(606)	3,441	3,207	3,441
Cost of goods sold:
Recall accrual [a]	—	535	4,315	535
Impact of inventory step-up [b]	419	1,648	2,527	6,835
Distribution center closures [c]	1,240	—	1,737	—
Anti-dumping exposure [d]	(2,202)	—	(2,202)	—
Legal claim [e]	—	—	—	7,729
Asset impairments and lease losses [f]	—	2,185	—	2,185
Selling, general and administrative expenses:
Non-cash compensation [g]	—	—	23,872	3,672
Asset impairments and lease losses [f]	4,417	10,558	4,417	10,558
Distribution center closures [c]	2,693	—	4,058	—
Recall accrual [a]	28	639	185	639
Gain on sale of building and land [h]	—	—	(2,119)	—
Reorganization related costs [i]	—	—	—	5,698
Aircraft impairment [j]	—	4,767	—	4,767
Acquisition related costs [k]	—	—	—	2,847
Legal claim [e]	—	—	—	972
Other expenses:
Goodwill impairment [l]	33,700	—	33,700	—
Amortization of debt discount [m]	7,542	6,854	27,926	26,404
Loss on extinguishment of debt [n]	—	—	4,880	—
Subtotal adjusted items	47,231	30,627	106,503	76,282
Impact of income tax on adjusted items [o]	(4,211)	(12,135)	(19,483)	(29,894)
Adjusted net income [p]	$43,281	$27,928	$89,200	$51,789

[a]

Represents costs and inventory charges associated with product recalls initiated in the fourth quarter of fiscal 2016 and second quarter of fiscal 2017, as well as adjustments in fiscal 2017 of the accrual related to the recall initiated in fiscal 2016.

[b]	Represents the non-cash amortization of the inventory fair value adjustment recorded in connection with our acquisition of Waterworks.
[c]

Represents severance expense, lease related charges, property and equipment disposals and certain inventory transfer costs associated with two distribution center closures, which were completed in November 2017 and January 2018.

[d]

Represents the release of the remaining reserve for potential claims regarding anti-dumping duties which we believe have lapsed. The reserve related to potential tariff obligations of one of our foreign suppliers following the U.S. Department of Commerce’s review on the anti-dumping duty order on wooden bedroom furniture from China for the period from January 1, 2011 through December 31, 2011.

[e]

Represents charges incurred or the estimated cumulative impact of coupons redeemed in connection with a legal claim alleging that the Company violated California’s Song-Beverly Credit Card Act of 1971 by requesting and recording ZIP codes from customers paying with credit cards.

[f]

Represents the impairments associated with RH Contemporary Art and RH Kitchen. The impairment related to RH Kitchen is a result of the alignment with the Waterworks Kitchen product line strategy. This resulted in cost of goods sold of $1.0 million which represented impairment of inventory in fiscal 2016. RH Contemporary Art was integrated into the broader RH platform and no longer operates as a separate division. In fiscal 2016, this resulted in cost of goods sold of $1.1 million which represented impairment of inventory, and selling, general and administrative expenses of $10.6 million which represents lease related charges, property and equipment disposals, and donations. In fiscal 2017, an additional lease related charge of $4.4 million was recorded due to the remeasurement of the liability for lease losses for RH Contemporary Art resulting from an update to both the timing and the amount of future estimated lease related cash inflows.

[g]

Represents a non-cash compensation charges related to a fully vested option grant made to Mr. Friedman in May 2017 and the fully vested option grants made in connection with our acquisition of Waterworks in May 2016.

[h]	Represents the gain on the sale of building and land of one of our owned retail Galleries.
[i]

Represents costs associated with a reorganization, which include severance costs and related taxes, partially offset by a reversal of stock-based compensation expense related to unvested equity awards.

[j]	Represents the impairment recorded upon reclassification of aircraft as asset held for sale.
[k]	Represents costs incurred in connection with our acquisition of Waterworks including professional fees.
[l]	Represents goodwill impairment related to the Waterworks reporting unit.
[m]

Under GAAP, certain convertible debt instruments that may be settled in cash on conversion are required to be separately accounted for as liability and equity components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes for the $350 million aggregate principal amount of convertible senior notes that were issued in June 2014 (the “2019 Notes”) and for the $300 million aggregate principal amount of convertible senior notes that were issued in June and July 2015 (the “2020 Notes”), we separated the 2019 Notes and 2020 Notes into liability (debt) and equity (conversion option) components and we are amortizing as debt discount an amount equal to the fair value of the equity components as interest expense on the 2019 Notes and 2020 Notes over their respective terms. The equity components represent the difference between the proceeds from the issuance of the 2019 Notes and 2020 Notes and the fair value of the liability components of the 2019 Notes and 2020 Notes, respectively. Amounts are presented net of interest capitalized for capital projects of $0.2 million and $0.5 million during the three months ended February 3, 2018 and January 27, 2017, respectively. Amounts are presented net of interest capitalized for capital projects of $2.5 million and $2.4 million during the twelve months ended February 3, 2018 and January 27, 2017, respectively.

[n]	Represents the loss on extinguishment of debt related to the second lien term loan which was repaid in full in October 2017.
[o]

The adjustment for the three months ended February 3, 2018 is based on an adjusted tax rate of 34.0%, which excludes the impact of tax reform, including the $6.0 million revaluation of the net deferred tax assets and $1.0 million transitional tax, as well as the $5.9 million tax impact associated with the Waterworks reporting unit goodwill impairment. The adjustment for the twelve months ended February 3, 2018 is based on an adjusted tax rate of 34.7%, which is calculated based on the weighted-average fiscal 2017 quarterly adjusted pro forma tax rates and excludes the tax related impact of tax reform and the goodwill impairment, as discussed above. The three and twelve months ended January 28, 2017 assume a normalized tax rate of 39%.

[p]

Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this press release because management believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO

ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Diluted net income per share	$0.01	$0.23	$0.07	$0.13
EPS impact of adjustments (pre-tax) [a]:
Goodwill impairment	$1.31	$—	$1.15	$—
Amortization of debt discount	0.29	0.17	0.95	0.65
Non-cash compensation	—	—	0.82	0.09
Recall accrual	(0.02)	0.11	0.26	0.11
Distribution center closures	0.16	—	0.20	—
Loss on extinguishment of debt	—	—	0.17	—
Asset impairments and lease losses	0.17	0.31	0.15	0.31
Impact of inventory step-up	0.02	0.04	0.10	0.17
Anti-dumping exposure	(0.09)	—	(0.08)	—
Gain on sale of building and land	—	—	(0.07)	—
Aircraft impairment	—	0.12	—	0.12
Legal claim	—	—	—	0.21
Reorganization related costs	—	—	—	0.14
Acquisition related costs	—	—	—	0.07
Subtotal adjusted items	1.84	0.75	3.65	1.87
Impact of income tax items [a]	(0.16)	(0.30)	(0.67)	(0.73)
Adjusted diluted net income per share [b]	$1.69	$0.68	$3.05	$1.27

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by the Company’s share count. Adjusted diluted net income per share is included in this press release because management believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

RH

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net revenues	$670,295	$586,706	$2,440,174	$2,134,871
Recall accrual [a]	(606)	3,441	3,207	3,441
Adjusted net revenues [b]	$669,689	$590,147	$2,443,381	$2,138,312

Gross profit	$258,673	$196,654	$849,067	$679,787
Recall accrual [a]	(606)	3,976	7,522	3,976
Impact of inventory step-up [a]	419	1,648	2,527	6,835
Distribution center closures [a]	1,240	—	1,737	—
Anti-dumping exposure [a]	(2,202)	—	(2,202)	—
Asset impairments and lease losses [a]	—	2,185	—	2,185
Legal claim [a]	—	—	—	7,729
Adjusted gross profit [b]	$257,524	$204,463	$858,651	$700,512

Gross margin [c]	38.6%	33.5%	34.8%	31.8%
Adjusted gross margin [c]	38.5%	34.6%	35.1%	32.8%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this press release because management believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]	Gross margin is defined as gross profit divided by net revenues. Adjusted gross margin is defined as adjusted gross profit divided by adjusted net revenues.

RH

RECONCILIATION OF NET INCOME TO OPERATING

INCOME AND ADJUSTED OPERATING INCOME

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	February 3, 2018	January 28, 2017	February 3, 2018	January 28, 2017
Net income	$261	$9,436	$2,180	$5,401
Interest expense—net	17,074	11,954	62,570	44,482
Goodwill impairment	33,700	—	33,700	—
Loss on extinguishment of debt	—	—	4,880	—
Income tax expense	18,085	5,720	27,971	3,153
Operating income	69,120	27,110	131,301	53,036
Non-cash compensation [a]	—	—	23,872	3,672
Recall accrual [a]	(578)	4,615	7,707	4,615
Distribution center closures [a]	3,933	—	5,795	—
Asset impairments and lease losses [a]	4,417	12,743	4,417	12,743
Impact of inventory step-up [a]	419	1,648	2,527	6,835
Anti-dumping exposure [a]	(2,202)	—	(2,202)	—
Gain on sale of building and land [a]	—	—	(2,119)	—
Legal claim [a]	—	—	—	8,701
Reorganization related costs [a]	—	—	—	5,698
Aircraft impairment [a]	—	4,767	—	4,767
Acquisition related costs [a]	—	—	—	2,847
Adjusted operating income [b]	$75,109	$50,883	$171,298	$102,914

Net revenues	$670,295	$586,706	$2,440,174	$2,134,871
Adjusted net revenues [c]	$669,689	$590,147	$2,443,381	$2,138,312

Operating margin [c]	10.3%	4.6%	5.4%	2.5%
Adjusted operating margin [c]	11.2%	8.6%	7.0%	4.8%

[a]	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
[b]

Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this press release because management believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

[c]

Operating margin is defined as operating income divided by net revenues. Adjusted operating margin is defined as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues.

RH

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	February 3, 2018	January 28, 2017
ASSETS
Cash and cash equivalents	$17,907	$87,023
Short-term investments	—	142,677
Merchandise inventories	527,026	752,304
Asset held for sale	—	4,900
Other current assets	99,997	151,353
Total current assets	644,930	1,138,257
Long-term investments	—	33,212
Property and equipment—net	800,698	682,056
Goodwill and intangible assets	242,595	274,360
Other non-current assets	44,643	64,635
Total assets	$1,732,866	$2,192,520

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities
Accounts payable and accrued expenses	$318,765	$226,980
Deferred revenue, customer deposits and other current liabilities	200,570	189,189
Total current liabilities	519,335	416,169
Asset based credit facility	199,970	—
Term loan—net	79,499	—
Convertible senior notes due 2019—net	327,731	312,379
Convertible senior notes due 2020—net	252,994	235,965
Financing obligations under build-to-suit lease transactions	229,323	203,015
Other non-current obligations	131,350	105,123
Total liabilities	1,740,202	1,272,651

Stockholders’ equity (deficit)	(7,336)	919,869
Total liabilities and stockholders’ equity (deficit)	$1,732,866	$2,192,520

RH

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Twelve Months Ended
	February 3, 2018	January 28, 2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$2,180	$5,401
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,135	56,995
Other non-cash items	145,457	93,833
Change in assets and liabilities—net of acquisition:
Merchandise inventories	220,767	(4,304)
Accounts payable, accrued expenses and other	116,563	(72,624)
Net cash provided by operating activities	555,102	79,301

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(126,881)	(181,802)
Proceeds from sale of assets held for sale—net	15,123	—
Net proceeds from (purchases of) investments	175,801	(24,051)
Acquisition of business—net of cash acquired	—	(116,100)
Net cash provided by (used in) investing activities	64,043	(321,953)

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under asset based credit facility	199,970	—
Net borrowings under term loans	80,000	—
Net borrowings under promissory and equipment security notes	31,681	—
Debt issuance costs	(8,298)	—
Repurchases of common stock—including commissions	(1,000,326)	—
Net equity related transactions	19,137	(1,630)
Other financing activities	(10,577)	(611)
Net cash used in financing activities	(688,413)	(2,241)
Effects of foreign currency exchange rate translation	152	449
Net decrease in cash and cash equivalents	(69,116)	(244,444)
Cash and cash equivalents
Beginning of period	87,023	331,467
End of period	$17,907	$87,023

RH

CALCULATION OF FREE CASH FLOW

(In thousands)

(Unaudited)

	Twelve Months Ended
	February 3, 2018	January 28, 2017
Net cash provided by operating activities	$555,102	$79,301
Capital expenditures—including construction related deposits and purchase of trademarks and domain names	(126,881)	(181,802)
Payments on build-to-suit lease transactions	(10,200)	(134)
Payments on capital leases	(377)	(344)
Proceeds from sale of assets held for sale—net	15,123	—
Free cash flow [a]	$432,767	$(102,979)

[a]

Free cash flow is calculated as net cash provided by operating activities and net proceeds from sale of assets held for sale, less capital expenditures, construction related deposits, purchase of trademarks and domain names, payments on build-to-suit lease transactions and payments on capital leases. Free cash flow excludes all non-cash items, such as the non-cash additions of property and equipment due to build-to-suit lease transactions. Free cash flow is included in this press release because management believes that free cash flow provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.